Exhibit 99.1
BANKUNITED, INC. REPORTS FIRST QUARTER 2023 RESULTS

Miami Lakes, Fla. — April 25, 2023 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended March 31, 2023.
"While March was a challenging month for the banking industry, BankUnited continued to support its customers and serve their banking needs. Our business is stable, we have strong liquidity and robust capital," said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended March 31, 2023, the Company reported net income of $52.9 million, or $0.70 per diluted share, compared to $64.2 million, or $0.82 per diluted share for the immediately preceding quarter ended December 31, 2022 and $67.2 million, or $0.79 per diluted share, for the quarter ended March 31, 2022.
Quarterly Highlights
•Our liquidity position is strong. At March 31, 2023, the Bank had total same day available liquidity of approximately $9.4 billion. As of April 21, 2023, available liquidity had increased to approximately $12.3 billion. At March 31, 2023, the Bank's ratio of estimated insured and collateralized deposits to total deposits was 62% and its available liquidity to estimated uninsured, uncollateralized deposits ratio was 95%. As of April 21, 2023, the ratio of available liquidity to estimated uninsured, uncollateralized deposits was approximately 128%.
•The Bank initially experienced deposit outflows at the onset of recent events impacting the banking sector, however, deposit flows quickly stabilized. Total deposits declined by $1.79 billion during the quarter ended March 31, 2023, including non-interest bearing demand deposits declining by $671 million. Deposit outflows over the latter part of March, 2023 were concentrated in a small number of larger institutional depositors. Non-interest bearing demand deposits were 29% of total deposits at both March 31, 2023 and December 31, 2022.
•Net interest income and the net interest margin for the quarter ended March 31, 2023 were negatively impacted by an increase in the cost of funds which more than offset the increased yield on interest-earning assets. A greater than anticipated decline in average non-interest bearing deposits and an increase in on-balance sheet liquidity led to an increase in higher cost deposits and FHLB advances. The net interest margin, calculated on a tax-equivalent basis, was 2.62% for the quarter ended March 31, 2023, compared to 2.81% for the immediately preceding quarter ended December 31, 2022 and 2.50% for the quarter ended March 31, 2022. Net interest income decreased by $15.2 million, compared to the immediately preceding quarter ended December 31, 2022 and increased by $19.2 million compared to the quarter ended March 31, 2022.
•In response to the rising interest rate environment, tightening liquidity conditions and recent events impacting the banking sector, the average cost of total deposits rose to 2.05% for the quarter ended March 31, 2023, from 1.42% for the immediately preceding quarter ended December 31, 2022. The yield on average interest earning assets increased to 5.05% for the quarter ended March 31, 2023, from 4.60% for the immediately preceding quarter.
•For the quarter ended March 31, 2023, the provision for credit losses was $19.8 million compared to provisions of $39.6 million and $7.8 million for the quarters ended December 31, 2022 and March 31, 2022, respectively. The ratio of the ACL to total loans increased to 0.64%, at March 31, 2023 from 0.59% at December 31, 2022.
•Non-interest income for the quarter ended March 31, 2023 included a $13.3 million net loss on certain preferred equity investments.
•Total loans was flat quarter-over-quarter, with a $111 million decline in residential offsetting net growth in the commercial segments of $118 million. The core C&I and CRE portfolio segments grew by $144 million.
•The pre-tax net unrealized loss on investment securities available for sale ("AFS") improved by $100 million during the quarter ended March 31, 2023 to $574 million from $674 million at December 31, 2022. The duration of the AFS portfolio was 1.95 at March 31, 2023. Securities held to maturity totaled only $10 million at March 31, 2023.
•The Company announced an increase of $0.02 per share in its common stock dividend for the quarter ended March 31, 2023, to $0.27 per common share, reflecting an 8% increase from the previous level of $0.25 per share.

•During the quarter ended March 31, 2023, the Company repurchased approximately 1.6 million shares of its common stock for an aggregate purchase price of $55.0 million, at a weighted average price of $33.41 per share.
•CET1 was 10.8% at the holding company and 12.5% at the Bank at March 31, 2023. Pro-forma CET1 at the holding company, including accumulated other comprehensive income, was 9.4%.
•Book value and tangible book value per common share improved to $33.34 and $32.30, respectively, at March 31, 2023, from $32.19 and $31.16, respectively at December 31, 2022.
Deposits and Liquidity
Total deposits declined by $1.79 billion during the quarter ended March 31, 2023. Deposits declined by $1.75 billion during the week of March 13, 2023 and then stabilized, increasing by $245 million through the remainder of the quarter. Outflows from a small number of larger institutional clients the week of March 13 drove $1.9 billion of outflows. Deposit flows across the remainder of the core deposit book appeared to be within the range of what we consider to be normal operating activity during this period. The cost of total deposits increased to 2.05% from 1.42% for the immediately preceding quarter, while the cost of interest bearing deposits increased to 2.86% for the quarter ended March 31, 2023, from 2.06% for the preceding quarter.
At April 21, 2023 and March 31, 2023 same day available liquidity totaled approximately $12.3 billion and $9.4 billion, respectively, including cash, borrowing capacity at the Federal Home Loan Bank of Atlanta and the Federal Reserve and unencumbered securities. Additional sources of liquidity include cash flows from operations, wholesale deposits and cash flow from the Bank's amortizing securities and loan portfolios.
Loans
A comparison of loan portfolio composition at the dates indicated follows (dollars in thousands):

	March 31, 2023		December 31, 2022
Residential (1)	$8,789,744	35.3%	$8,900,714	35.7%
Non-owner occupied commercial real estate	5,346,895	21.5%	5,405,597	21.7%
Construction and land	324,805	1.3%	294,360	1.2%
Owner occupied commercial real estate	1,863,333	7.5%	1,890,813	7.6%
Commercial and industrial	6,617,716	26.5%	6,417,721	25.9%
Pinnacle	919,584	3.7%	912,122	3.7%
Bridge - franchise finance	239,205	1.0%	253,774	1.0%
Bridge - equipment finance	266,715	1.1%	286,147	1.1%
Mortgage warehouse lending ("MWL")	524,897	2.1%	524,740	2.1%
	$24,892,894	100.0%	$24,885,988	100.0%

(1)    Includes other consumer loans totaling $4 million and $6 million at March 31, 2023 and December 31, 2022, respectively.
For the quarter ended March 31, 2023, $173 million of growth in the commercial and industrial segment, including owner-occupied commercial real estate, was offset by declines of $111 million in residential, $28 million in commercial real estate and $27 million for Bridge and Pinnacle, while MWL balances remained flat.
Asset Quality and the Allowance for Credit Losses ("ACL")
Non-performing loans totaled $114.2 million or 0.46% of total loans at March 31, 2023, compared to $105.0 million or 0.42% of total loans at December 31, 2022. Non-performing loans included $36.9 million and $40.3 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.15% and 0.16% of total loans at March 31, 2023 and December 31, 2022, respectively.

The following table presents criticized and classified commercial loans at the dates indicated (in thousands):

	March 31, 2023	December 31, 2022
Special mention	$101,781	$51,433
Substandard - accruing	596,054	605,965
Substandard - non-accruing	82,840	75,125
Doubtful	7,699	7,990
Total	$788,374	$740,513
The increase in criticized and classified assets relates primarily to one multi-family loan that migrated to special mention during the quarter and subsequently paid off.
The following table presents the ACL and related ACL coverage ratios at the dates indicated and net charge-off rates for the periods ended March 31, 2023 and December 31, 2022 (dollars in thousands):

	ACL	ACL to Total Loans	ACL to Non-Performing Loans	Net Charge-offs to Average Loans (1)
December 31, 2022	$147,946	0.59%	140.88%	0.22%
March 31, 2023	$158,792	0.64%	139.01%	0.08%

(1)    Annualized for the three months ended March 31, 2023
The ACL at March 31, 2023 represents management's estimate of lifetime expected credit losses given our assessment of historical data, current conditions, and a reasonable and supportable economic forecast as of the balance sheet date. For the quarter ended March 31, 2023, the provision for credit losses was $19.8 million, including $17.6 million related to funded loans. The more significant factors impacting the provision for credit losses and increase in the ACL for the quarter ended March 31, 2023 were a deteriorating economic forecast and an increase in certain specific reserves.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Beginning balance	$147,946	$130,671	$126,457
Impact of adoption of new accounting pronouncement (ASU 2022-02)	(1,794)	N/A	N/A
Balance after impact of adoption of new accounting pronouncement (ASU 2022-02)	146,152	130,671	126,457
Provision	17,595	40,408	7,446
Net charge-offs	(4,955)	(23,133)	(8,460)
Ending balance	$158,792	$147,946	$125,443
Net Interest Income
Net interest income for the quarter ended March 31, 2023 was $227.9 million, compared to $243.1 million for the immediately preceding quarter ended December 31, 2022 and $208.6 million for the quarter ended March 31, 2022. Interest income increased by $38.9 million for the quarter ended March 31, 2023, compared to the immediately preceding quarter while interest expense increased by $54.1 million.
The Company’s net interest margin, calculated on a tax-equivalent basis, decreased by 0.19% to 2.62% for the quarter ended March 31, 2023, from 2.81% for the immediately preceding quarter ended December 31, 2022. Overall, the net interest margin was negatively impacted by an increase in the cost of interest-bearing deposits and FHLB advances, more than offsetting the increased yield on interest earning assets. A decline in average non-interest bearing deposits and an increase in on-balance sheet liquidity contributed to an increase in higher-cost funding.
More detail about factors impacting the net interest margin for the quarter ended March 31, 2023 follows:
•The tax-equivalent yield on investment securities increased to 4.95% for the quarter ended March 31, 2023, from 4.33% for the quarter ended December 31, 2022. This increase resulted primarily from the reset of coupon rates on variable rate securities.

•The tax-equivalent yield on loans increased to 5.10% for the quarter ended March 31, 2023, from 4.72% for the quarter ended December 31, 2022. The resetting of variable rate loans to higher coupon rates and origination of new loans at higher rates contributed to the increase.
•The average rate paid on interest bearing deposits increased to 2.86% for the quarter ended March 31, 2023 from 2.06% for the quarter ended December 31, 2022, in response to the rising interest rate environment, tightening liquidity conditions and the shift from non-interest bearing deposits to deposits priced at current, higher market rates.
•The average rate paid on FHLB advances increased to 4.27% for the quarter ended March 31, 2023, from 3.44% for the quarter ended December 31, 2022, primarily due to higher prevailing rates
•Average non-interest bearing demand deposits declined by $0.8 billion while average cash balances increased by $0.3 billion for the quarter. Correspondingly, the increase in average interest-bearing sources of funds added to the balance sheet at higher current rates totaled $1.1 billion for the quarter. The estimated impact of this shift on the net interest margin for the quarter was 0.14%.
Non-interest income and Non-interest expense
Non-interest income totaled $16.5 million for the quarter ended March 31, 2023, compared to $26.8 million for the quarter ended December 31, 2022 and $14.3 million for the quarter ended March 31, 2022. The quarter over quarter decline is primarily attributable to a $13.3 million loss on certain preferred equity investments during the quarter ended March 31, 2023.
Non-interest expense totaled $152.8 million for the quarter ended March 31, 2023, compared to $148.5 million for the immediately preceding quarter ended December 31, 2022 and $126.3 million for the quarter ended March 31, 2022.
•The year-over-year increases in employee compensation and benefits and in technology expense reflected labor market dynamics and continued investment in people and technology to support future growth.
•Deposit insurance expense increased by $4.5 million compared to the quarter ended March 31, 2022, reflecting an increase in the assessment rate.
•Other non-interest expense for the quarter ended March 31, 2023 included $4.4 million related to certain operational losses. Costs related to deposit rebate and commission programs increased by $6.9 million for the quarter ended March 31, 2023 compared to the first quarter of the prior year.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Tuesday, April 25, 2023 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, Chief Financial Officer, Leslie N. Lunak and Chief Operating Officer, Thomas M. Cornish.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at https://ir.bankunited.com. To participate by telephone, participants will receive dial-in information and a unique PIN number upon completion of registration at https://register.vevent.com/register/BId759d8eca4204944ae8b5c726fc19e7c. For those unable to join the live event, an archived webcast will be available in the Investor Relations page at https://ir.bankunited.com approximately two hours following the live webcast.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $37.2 billion at March 31, 2023, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida that provides a full range of banking and related services to individual and corporate customers through banking centers located in the state of Florida, New York metropolitan area and Dallas, Texas, and a comprehensive suite of wholesale products to customers through an Atlanta office focused in the Southeast region. BankUnited also offers certain commercial lending and deposit products through national platforms. For additional information, call (877) 779-2265 or visit www.BankUnited.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by external circumstances outside the Company's direct control, such as adverse events impacting the financial services industry. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698, llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	March 31, 2023	December 31, 2022
ASSETS
Cash and due from banks:
Non-interest bearing	$15,740	$16,068
Interest bearing	888,258	556,579
Cash and cash equivalents	903,998	572,647
Investment securities (including securities reported at fair value of $9,523,599 and $9,745,327)	9,533,599	9,755,327
Non-marketable equity securities	384,697	294,172
Loans	24,892,894	24,885,988
Allowance for credit losses	(158,792)	(147,946)
Loans, net	24,734,102	24,738,042
Bank owned life insurance	318,305	308,212
Operating lease equipment, net	526,311	539,799
Goodwill	77,637	77,637
Other assets	710,554	740,876
Total assets	$37,189,203	$37,026,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$7,366,642	$8,037,848
Interest bearing	2,505,150	2,142,067
Savings and money market	10,601,129	13,061,341
Time	5,249,977	4,268,078
Total deposits	25,722,898	27,509,334
Federal funds purchased	—	190,000
FHLB advances	7,550,000	5,420,000
Notes and other borrowings	720,787	720,923
Other liabilities	714,124	750,474
Total liabilities	34,707,809	34,590,731

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 74,423,365 and 75,674,587 shares issued and outstanding	744	757
Paid-in capital	269,353	321,729
Retained earnings	2,585,981	2,551,400
Accumulated other comprehensive loss	(374,684)	(437,905)
Total stockholders' equity	2,481,394	2,435,981
Total liabilities and stockholders' equity	$37,189,203	$37,026,712

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Interest income:
Loans	$308,795	$288,973	$191,562
Investment securities	118,758	105,172	43,048
Other	12,863	7,345	1,354
Total interest income	440,416	401,490	235,964
Interest expense:
Deposits	133,630	94,403	11,857
Borrowings	78,912	64,021	15,465
Total interest expense	212,542	158,424	27,322
Net interest income before provision for credit losses	227,874	243,066	208,642
Provision for credit losses	19,788	39,608	7,830
Net interest income after provision for credit losses	208,086	203,458	200,812
Non-interest income:
Deposit service charges and fees	5,545	5,482	5,960
Gain (loss) on investment securities, net	(12,549)	320	(7,868)
Lease financing	13,109	14,153	13,415
Other non-interest income	10,430	6,858	2,794
Total non-interest income	16,535	26,813	14,301
Non-interest expense:
Employee compensation and benefits	71,051	69,902	67,088
Occupancy and equipment	10,802	10,770	11,512
Deposit insurance expense	7,907	6,205	3,403
Professional fees	2,918	3,028	2,262
Technology	21,726	22,388	17,004
Depreciation and impairment of operating lease equipment	11,521	12,547	12,610
Other non-interest expense	26,855	23,639	12,445
Total non-interest expense	152,780	148,479	126,324
Income before income taxes	71,841	81,792	88,789
Provision for income taxes	18,959	17,585	21,639
Net income	$52,882	$64,207	$67,150
Earnings per common share, basic	$0.71	$0.83	$0.79
Earnings per common share, diluted	$0.70	$0.82	$0.79

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended March 31, 2023			Three Months Ended December 31, 2022			Three Months Ended March 31, 2022

	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$24,724,296	$312,125	5.10%	$24,624,062	$292,272	4.72%	$23,349,143	$194,551	3.36%
Investment securities (3)	9,672,514	119,666	4.95%	9,788,969	106,034	4.33%	10,083,083	43,719	1.73%
Other interest earning assets	1,039,563	12,863	5.02%	710,315	7,345	4.10%	674,640	1,354	0.81%
Total interest earning assets	35,436,373	444,654	5.05%	35,123,346	405,651	4.60%	34,106,866	239,624	2.83%
Allowance for credit losses	(151,071)			(137,300)			(129,028)
Non-interest earning assets	1,793,000			1,837,156			1,674,476
Total assets	$37,078,302			$36,823,202			$35,652,314
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$2,283,505	$10,545	1.87%	$2,183,854	$6,704	1.22%	$3,078,037	$1,364	0.18%
Savings and money market deposits	12,145,922	91,724	3.06%	12,054,892	68,001	2.24%	13,401,332	6,931	0.21%
Time deposits	4,526,480	31,361	2.81%	3,960,111	19,698	1.97%	3,319,585	3,562	0.44%
Total interest bearing deposits	18,955,907	133,630	2.86%	18,198,857	94,403	2.06%	19,798,954	11,857	0.24%
Federal funds purchased	143,580	1,611	4.49%	175,637	1,677	3.74%	187,539	58	0.12%
FHLB advances	6,465,000	68,039	4.27%	6,125,435	53,084	3.44%	2,248,889	6,146	1.11%
Notes and other borrowings	720,906	9,262	5.14%	721,044	9,260	5.14%	721,405	9,261	5.13%
Total interest bearing liabilities	26,285,393	212,542	3.28%	25,220,973	158,424	2.49%	22,956,787	27,322	0.48%
Non-interest bearing demand deposits	7,458,221			8,237,885			9,047,864
Other non-interest bearing liabilities	821,419			879,207			623,200
Total liabilities	34,565,033			34,338,065			32,627,851
Stockholders' equity	2,513,269			2,485,137			3,024,463
Total liabilities and stockholders' equity	$37,078,302			$36,823,202			$35,652,314
Net interest income		$232,112			$247,227			$212,302
Interest rate spread			1.77%			2.11%			2.35%
Net interest margin			2.62%			2.81%			2.50%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended March 31,
c	2023	2022
Basic earnings per common share:
Numerator:
Net income	$52,882	$67,150
Distributed and undistributed earnings allocated to participating securities	(798)	(929)
Income allocated to common stockholders for basic earnings per common share	$52,084	$66,221
Denominator:
Weighted average common shares outstanding	74,755,002	84,983,873
Less average unvested stock awards	(1,193,881)	(1,211,807)
Weighted average shares for basic earnings per common share	73,561,121	83,772,066
Basic earnings per common share	$0.71	$0.79
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$52,084	$66,221
Adjustment for earnings reallocated from participating securities	3	1
Income used in calculating diluted earnings per common share	$52,087	$66,222
Denominator:
Weighted average shares for basic earnings per common share	73,561,121	83,772,066
Dilutive effect of certain share-based awards	447,581	137,704
Weighted average shares for diluted earnings per common share	74,008,702	83,909,770
Diluted earnings per common share	$0.70	$0.79

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	At or for the Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Financial ratios (4)
Return on average assets	0.58%	0.69%	0.76%
Return on average stockholders’ equity	8.5%	10.3%	9.0%
Net interest margin (3)	2.62%	2.81%	2.50%
Tangible book value per common share	$32.30	$31.16	$33.12

	March 31, 2023	December 31, 2022
Asset quality ratios
Non-performing loans to total loans (1)(5)	0.46%	0.42%
Non-performing assets to total assets (2)(5)	0.32%	0.29%
Allowance for credit losses to total loans	0.64%	0.59%
Allowance for credit losses to non-performing loans (1)(5)	139.01%	140.88%
Net charge-offs to average loans (4)	0.08%	0.22%

(1)    We define non-performing loans to include non-accrual loans and loans other than purchased credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchased credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.
(2)    Non-performing assets include non-performing loans, OREO and other repossessed assets.
(3)    On a tax-equivalent basis.
(4) Annualized for the three month periods as applicable.
(5)    Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $36.9 million or 0.15% of total loans and 0.10% of total assets at March 31, 2023 and $40.3 million or 0.16% of total loans and 0.11% of total assets at December 31, 2022.

	March 31, 2023		December 31, 2022		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	7.4%	8.6%	7.5%	8.4%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	10.8%	12.5%	11.0%	12.4%	6.5%
Total risk-based capital	12.6%	13.1%	12.7%	12.9%	10.0%

Non-GAAP Financial Measures
Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions as it is a metric commonly used in the banking industry. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at the dates indicated (in thousands except share and per share data):

	March 31, 2023	December 31, 2022	March 31, 2022
Total stockholders’ equity	$2,481,394	$2,435,981	$2,861,232
Less: goodwill and other intangible assets	77,637	77,637	77,637
Tangible stockholders’ equity	$2,403,757	$2,358,344	$2,783,595

Common shares issued and outstanding	74,423,365	75,674,587	84,052,021

Book value per common share	$33.34	$32.19	$34.04

Tangible book value per common share	$32.30	$31.16	$33.12